March 19, 1997
Mr. John Costello, Assistant Treasurer
Fidelity Massachusetts Municipal Trust (the trust):
Fidelity Massachusetts Municipal Income Fund
Fidelity Massachusetts Municipal Money Market Fund
Spartan Massachusetts Municipal Money Market Fund (the funds)
82 Devonshire Street
Boston, Massachusetts 02109
Dear Mr. Costello:
Fidelity Massachusetts Municipal Trust is a Massachusetts business trust created under a written Declaration of Trust executed on
December 14, 1981 and filed with the Secretary of the
Commonwealth of Massachusetts on December 29, 1981, under the name of Cash Assets Fund.  Supplements to the Declaration of
Trust were filed with the Secretary of the Commonwealth of
Massachusetts on December 31, 1984 and February 12, 1987.  An
amended and Restated Declaration of Trust, dated August 1, 1989, was filed with the Secretary of the Commonwealth of
Massachusetts on August 4, 1989.  Supplements to the Declaration
of Trust changing the Trust's name to Fidelity Massachusetts Tax-
Exempt Money Market Trust, Fidelity Massachusetts Tax-Free
Fund, and then to Fidelity Massachusetts Municipal Trust were filed with the Secretary of the Commonwealth of Massachusetts on
July 27, 1983, September 15, 1983, and February 28, 1991,
respectively.   An amended and restated Declaration of Trust, dated
March 17, 1994, was filed with the Secretary of the Commonwealth of Massachusetts on April 14, 1994.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the trust shall be divided into such transferable Shares of one or more separate and distinct Series as the trustees shall from time to time create and establish.  The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders or of any Series or class of Shareholders of the trust, to create and establish (and to change in any manner) Shares or any Series or classes thereof with such preferences, voting powers, rights, and privileges as the trustees may from time to time determine, to divide or combine the Shares or any Series or classes thereof into a greater or lesser number to classify or reclassify any issued Shares into one or more Series or classes of Shares, to abolish any one or more Series or classes of Shares, and to take such other action with respect to the Shares as the trustees may deem desirable.
Under Article III, Section 4, the trustees shall accept investments in the trust from such persons and on such terms as they may from time to time authorize.  Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the trustees' discretion be considered as outstanding and the amount received by the trustees on the account of the contribution shall be treated as an asset of the trust. Subsequent investments in the trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset
Value per Share next determined after the investment is received; provided, however, that the trustees may, in their sole discretion,
(a) impose a sales charge upon investments in the trust and (b) issue fractional Shares.
By a vote adopted on December 14, 1981, and amended on
February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the
Investment Company Act of 1940, the trust has registered an
indefinite amount of shares of beneficial interest under the
Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 3,595,681,639 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended January 31, 1997.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non-assessable, except as described in the funds' Statements of Additional
Information under the heading "Shareholder and Trustee Liability."
In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
commission.
Sincerely,
/s/Arthur S. Loring
Arthur S. Loring
Vice President- Legal